UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2007

Team, Inc.

(Exact Name of Registrant as Specified in Charter)

Texas	001-08604	74-1765729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Hermann Drive

Alvin, Texas 77511

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 331-6154

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate line below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On June 1, 2007, Team, Inc. completed the acquisition of Aitec, Inc. and related companies (“Aitec”). Aitec is an NDT inspection services company headquartered near Toronto with 13 service locations across Canada, including large operations in Alberta and Ontario.

Financing for the $37 million CDN stock purchase (approximately $34 million USD, based upon the currency exchange rate at closing) was obtained through an amended and restated $135 million senior credit facility (the “Credit Facility”) provided through a US bank syndicate. The Credit Facility provides Team with an increase in borrowing capacity of $60 million and bears interest at a Libor based interest rate (currently Libor plus 1.5%) which is, generally, 25 basis points less than Team’s previously existing facility. The Credit Facility contains substantially the same financial covenants as the previously existing facility and matures in May 2012.

The share purchase agreement dated May 13, 2007 was filed as Exhibit 10.1 to Team’s Current Report on Form 8-K on May 16, 2007. A copy of the amended and restated credit agreement dated May 31, 2007 is attached hereto as Exhibit 10.1 and incorporated herein by reference. A copy of the press release issued by Team announcing the completion of the acquisition is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release.

Item 9.01	Financial Statement and Exhibits

(a) Financial Statements of Business Acquired. As permitted by Item 9.01(a)(4) of Form 8-K, if necessary, Team will file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Form 8-K within 71 calendar days after the date this Form 8-K is required to be filed.

(b) Pro Forma Financial Information. As permitted by Item 9.01(b)(2) of Form 8-K, if necessary, Team will file the pro forma financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Form 8-K within 71 calendar days after the date this Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM, INC.

By:	/s/ Ted W. Owen
Ted W. Owen
Senior Vice President – Chief Financial Officer

Dated: June 6, 2007

EXHIBIT INDEX

Exhibit no.	Description

10.1	Amended and Restated Credit Agreement Dated as of May 31, 2007 among Team, Inc. as the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and Other Lenders Party Thereto

99.1	Team, Inc.’s Press Release dated June 4, 2007